Exhibit 99.1
Sable Offshore Corp. Begins Oil Sales from the Santa Ynez Pipeline System

Houston, TX — Sable Offshore Corp. (“Sable,” or the “Company”) (NYSE: SOC) today announced that on March 29, 2026, Sable initiated oil sales. The Santa Ynez Pipeline System was filled from Las Flores Canyon to Pentland Station at a rate in excess of 50,000 barrels of oil per day.
At the Santa Ynez Unit, Platform Harmony is currently producing approximately 22,000 gross barrels of oil per day. Additionally, the United States Department of the Interior’s Bureau of Safety and Environmental Enforcement has completed its final pre-restart inspection of Platform Heritage. Sable plans to commence production restart at Platform Heritage today at an expected total rate of over 30,000 gross barrels of oil per day. We expect Platform Hondo to be online by the end of the second quarter of 2026 at a rate in excess of 10,000 barrels of oil per day.
Sable Chairman and Chief Executive Officer, Jim Flores, said “Sable is proud to announce oil sales through the Santa Ynez Pipeline System to Chevron. In doing so, we are providing American oil from American soil through an American pipeline to an American refinery for American consumers and the United States military.”
About Sable
Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.
Forward-Looking Statements
The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “continue,” “plan,” “forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward- looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence full production of the SYU assets; the cost and time required therefor, and production levels once recommenced; availability of future financing; our financial performance; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2025, which is filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.
Contacts
Investor Contact:
Harrison Breaud
Vice President, Finance & Investor Relations
IR@sableoffshore.com
713-579-8111
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